UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2021

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)
+4544986000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, on March 24, 2021, LiqTech International, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which the Company agreed to issue and sell a $15.0 million principal amount Senior Convertible Note due 2023 (the “Note”) and an aggregate of 80,000 shares (the “Shares” and, together with the Note, the “Securities”) of common stock, par value $0.001 per share (the “Common Stock”), for an aggregate purchase price of $15.0 million upon the satisfaction of the closing conditions set forth in the Purchase Agreement (the “Closing”). The Closing occurred on April 8, 2021 and the Company issued to the Investor the Securities in connection with the Closing.

The Note is a senior, unsecured obligation of the Company, payable at 112% of the principal amount at maturity on October 1, 2023, or earlier upon redemption or repurchase as set forth in the Note. The Note is convertible into shares of Common Stock pursuant to the terms of the Note (the “Conversion Shares”), in part or in whole, from time to time, at the election of the Investor or other holder of the Note (the “Holder”). The initial conversion rate is 100.6749 shares of Common Stock per $1,000 of principal amount of the Note. The conversion rate is subject to anti-dilution adjustments including for stock dividends, splits and combinations; issuances of options, warrants or similar rights, spin-offs and distributions of property; cash dividends or distributions; and tender or exchange offers, in each case as further described in and pursuant to the terms of the Note. The Note has beneficial ownership limitations such that the Company may not issue Conversion Shares in the event that the Holder would own in excess of 4.99% of the Common Stock following such issuance, or if all such issuances of Conversion Shares under the Note would exceed 4,339,473 shares of the Company’s outstanding Common Stock prior to stockholder approval.

Beginning on March 1, 2022, and on the first day of each calendar month thereafter, at the election of the Investor or Holder, if applicable, the Company shall be required to redeem $840,000 of the amounts due under the Note in cash or Common Stock at 90% of the lesser of (i) the volume-weighted average price (“VWAP”) of the Common Stock on the trading day immediately preceding the payment date and (ii) the average of the lowest three (3) VWAPs over the 10 trading days immediately preceding the payment date, which shall in no case be less than the floor price of $1.75 per share (the “Market Price”). The Holder or the Company may also elect for the Company to redeem the Notes at the greater of (i) 115% of the principal amount plus accrued and unpaid interest or (ii) 115% of the conversion value then in effect plus accrued and unpaid interest, in cash or in Common Stock as set forth in the Note, if the Company undergoes a fundamental change, as described in the Note. The Note has interest payable quarterly beginning June 1, 2021 at a rate of 5% per annum. The number of shares issuable if the Company elects to pay interest in shares of Common Stock shall be based on the Market Price.

In the Purchase Agreement, the Investor represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “Act”)). The Shares, the Conversion Shares and the Note are being sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements of the Act afforded by Section 4(a)(2) of the Act and/or Rule 506 of Regulation D thereunder. No advertising or general solicitation was employed in offering the Securities and the Investor represented that it is acquiring the Securities for its own account and not with a view towards the public sale or distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: April 14, 2021	/s/ Claus Toftegaard
Claus Toftegaard
Chief Financial Officer